Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

RECRO PHARMA, INC.

and

BAUDAX BIO, INC.

Dated as of November 20, 2019

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of November 20, 2019 by and between Recro Pharma, Inc., a Pennsylvania corporation (“Recro”), and Baudax Bio, Inc.1, a Pennsylvania corporation (“Baudax”). Each of Recro and Baudax is sometimes referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not defined herein shall have the meaning set forth in the Separation Agreement entered into between the Parties as of the date hereof (the “Separation Agreement”).

WHEREAS, Recro, acting through itself and its direct and indirect Subsidiaries, currently conducts the CDMO Business and the Acute Care Business;

WHEREAS, the Board has determined that it is appropriate, desirable and in the best interests of Recro to separate the CDMO Business from the Acute Care Business, and to divest the Acute Care Business in the manner contemplated by the Separation Agreement;

WHEREAS, pursuant to the Separation Agreement (a) to the extent not previously effected pursuant to the Internal Reorganization, Recro will, and will cause its Subsidiaries to transfer certain assets and liabilities of the Acute Care Business to Baudax, as a result of which Baudax will own, directly and indirectly through its Subsidiaries, the Acute Care Business (collectively, the “Restructuring”), and (b) Recro will distribute, on a pro rata basis, all of the issued and outstanding shares of Baudax Common Stock owned by Recro to the holders of Recro Common Stock (the “Distribution”) as described therein; and

WHEREAS, the Parties wish to provide for the payment of Tax liabilities and entitlement to Refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 7.1.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Baudax Entity” means any Subsidiary of Baudax immediately after the Distribution.

[1]	Baudax was formerly known as Recro Enterprise, Inc.

“Baudax Group” means, individually or collectively, as the case may be, Baudax and any Baudax Entity.

“Baudax Ireland” means Baudax Ireland Limited, an Irish limited company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the common parent corporation of an affiliated group (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Contribution” means the contribution, directly or indirectly, by Recro of all of the assets of the Acute Care Business to Baudax in exchange for all of the Baudax Common Stock and the assumption by Baudax of liabilities related thereto.

“Distribution Date” means the date on which the Distribution is effective.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to the applicable Taxing Authority to avoid the incurrence of interest penalties and/or additions to Tax.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include (a) any action described in or contemplated by the Separation Agreement or any Ancillary Agreement, or (b) any action that is undertaken pursuant to the Restructuring or the Distribution.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any net income, net receipts, net profits, excess net profits or similar Taxes based upon, measured by, or calculated with respect to net income.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 5.1(a).

“Ireland Loan” has the meaning set forth in Section 4.2(a)(i).

“IRS” means the United States Internal Revenue Service.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including the portion of any Straddle Period beginning on the day after the Distribution Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including the portion of any Straddle Period through the end of the Distribution Date.

“Recro Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Recro as the Common Parent.

“Recro Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Recro Consolidated Return.

“Recro Entity” means any Subsidiary of Recro immediately after the Distribution.

“Recro Group” means, individually or collectively, as the case may be, Recro and any Recro Entity, excluding any member of the Baudax Group.

“Recro Taxes” means, without duplication, (a) any Recro Consolidated Taxes, (b) any Taxes imposed on Baudax or any member of the Baudax Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of Baudax or any such member being or having been included as part of a Recro Consolidated Return or a Recro Unified Tax Return, (c) any Taxes of the Recro Group and any former Subsidiary of Recro (excluding any member of the Baudax Group) for any Pre-Closing Period, (d) any Recro Transaction Taxes, and (e) any Recro Unified Taxes.

“Recro Transaction Taxes” means any Taxes imposed on or by reason of the Restructuring or the Distribution (including Transfer Taxes and Taxes payable by reason of deferred intercompany transactions or excess loss accounts triggered by the Contribution or the Distribution).

“Recro Unified Tax Return” means any unified, combined, consolidated or similar Tax Returns (other than the Recro Consolidated Tax Return) which includes or included Recro and Baudax.

“Recro Unified Taxes” means any state or local Taxes attributable to a Recro Unified Tax Return.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable) including any interest paid on or with respect to such refund of Taxes.

“Retention Period” has the meaning set forth in Section 6.2.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, hospitality, accommodations, transient accommodations unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, and any interest penalties or additions attributable thereto.

“Tax Attributes” means net operating losses, capital losses, tax credit carryovers earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, tax bases, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any Refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority, including for the avoidance of doubt, any actual Tax savings if, as and when realized arising from a step-up in Tax basis or an increase in a Tax Attribute.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any Refund otherwise receivable from any Taxing Authority).

“Tax Group” means the members of a consolidated combined, unitary or other tax group (determined under applicable U.S., State or foreign Income Tax law) which includes Recro or Baudax, as the context requires recognizing that (i) Recro’s Tax Group does not include any members of the Baudax Group and (ii) Baudax’s Tax Group does not include any members of the Recro Group.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 6.1(a).

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax Return or claim for Refund.

“Taxing Authority” means any governmental authority or any subdivision agency commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment determination collection or imposition of any Tax (including the IRS).

“Transfer Taxes” means all sales, use, transfer, real property transfer intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code; as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX

RETURNS

Section 2.1. Recro Consolidated Returns.

(a) Recro Consolidated Returns. Recro shall prepare, or cause to be prepared, and file all Recro Consolidated Returns for any Pre-Closing Period and a Straddle Period and shall pay all Taxes shown to be due and payable on such Tax Returns.

(b) Extraordinary Transactions. For all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Baudax or any Baudax Entity on the Distribution Date after the Distribution as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b) (1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.2. Recro Unified Tax Returns. Recro shall prepare and file any Recro Unified Tax Returns for a Pre-Closing Period and shall pay all Taxes shown to be due and payable on such Tax Returns.

Section 2.3. Tax Return Procedures.

(a) Recro Consolidated Returns. To the extent that the positions taken on any Recro Consolidated Tax Return would reasonably be expected to materially and adversely affect the Tax position of Baudax or a Baudax Entity for any period after the Distribution Date, Recro shall prepare the portions of such Tax Return that relates to the Acute Care Business in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to Baudax for its review and comment at least forty five (45) days prior to the Due Date for such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, Recro shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 7.1. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Recro and Recro agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. All Recro Consolidated Returns will be prepared in accordance with Section 4.2, below.

(b) Recro Unified Tax Returns. Recro shall prepare and file the Recro Unified Tax Returns for the taxable year that includes the Distribution Date. To the extent that the positions taken on any Recro Unified Tax Return would reasonably be expected to materially and adversely affect the Tax position of Baudax, Recro shall prepare the portions of such Tax Return that relates to the Acute Care Business in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to Baudax for its review and comment at least forty five (45) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Recro from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, Recro shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 7.1. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Recro, and Recro agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. All Recro Unifies Tax Returns will be prepared in accordance with Section 4.2, below.

Section 2.4. Amended Returns. Except as provided in Section 2.3 to reflect the resolution of any dispute by the Accounting Firm pursuant to Section 7.1, except with the prior written consent of Baudax (such consent not to be unreasonably withheld, delayed or conditioned), Recro shall not, and shall not permit any Recro Entity to, amend any Tax Return for any Pre-Closing Period to the extent such amendment could reasonably be expected to increase the Taxes of any member of the Baudax Group.

Section 2.5. Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Recro or a Recro Entity or Baudax or a Baudax Entity, as the case may be, to an applicable Taxing Authority, shall be paid on or before the Due Date for the payment of such Taxes.

Section 2.6. Expenses. Except as provided in Section 7.1 in respect of the expenses relating to the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.7. Distribution Tax Reporting. The Parties shall cause the Distribution to be reported to holders of Recro Common Stock on IRS Form 1099-Div, or 1042-S, as appropriate. The Parties shall not take any position on any U.S. federal or state Income Tax Return or take any other U.S. tax reporting position that is inconsistent with the treatment of the Distribution as a distribution to which Section 301 of the Code applies, except as otherwise required by applicable Law. Recro will cause the Distribution Agent to comply with Section 1441 and Section 1442 of the Code, on the basis that the Distribution is a dividend as defined in Section 316 of the Code.

ARTICLE III

INDEMNIFICATION

Section 3.1. Indemnification by Recro. Subject to Section 3.3, Recro shall pay, and shall indemnify and hold the Baudax Group harmless from and against, without duplication, (a) Recro Taxes, (b) all Taxes incurred by Baudax or any Baudax Entity arising out of, attributable to, or resulting from the breach by Recro of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.2. Indemnification by Baudax. Subject to Section 3.3, Baudax shall pay, and shall indemnify and hold the Recro Group harmless from and against, without duplication, (a) all Taxes incurred by Recro or any Recro Entity arising out of, attributable to, or resulting from the breach by Baudax of any of its covenants hereunder, and (b) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.3. Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Recro and Baudax shall treat any payment by Recro to a member of the Baudax Group or by Baudax to a member of the Recro Group required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Recro to Baudax or a distribution by Baudax to Recro, as the case may be, and, in each case, as occurring immediately prior to the Distribution.

(b) Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to this Article III shall be (i) decreased to take into account any Tax Benefit to the Indemnified Party (or any of its Affiliates) arising from the incurrence or payment of the relevant indemnified item and actually realized in or prior to the taxable year succeeding the taxable year in which the indemnified item is incurred (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any actual Tax Cost of the Indemnified Party (or any of its Affiliates) arising from the receipt of the relevant indemnity payment.2

Section 3.4. Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, or within ten (10) days after resolution pursuant to Section 7.1.

ARTICLE IV

REFUNDS AND TAX ATTRIBUTES

Section 4.1. Refunds and Credits. Recro shall be entitled to all Refunds of Taxes for which Recro is responsible pursuant to Article II, and Baudax shall be entitled to all Refunds of Taxes for which Baudax is responsible pursuant to Article II.

Section 4.2. Attributes.

(a) As soon as reasonably practicable after the Distribution Date, Recro shall reasonably determine in good faith the allocation of Tax Attributes, arising in a Pre-Closing Period, between the Recro Group and the Baudax Group in accordance with the Code and Treasury Regulations, including any applicable state, local and foreign Tax Laws. Subject to the preceding sentence, Recro shall be entitled to make any determination as to (i) basis, and (ii) valuation, and shall make such determinations reasonably and in good faith and consistent with Past Practice. Recro shall consult in good faith with Baudax regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any comments received in writing from Baudax regarding such allocation and determinations. Recro and Baudax hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.2(a) unless otherwise required by a Final Determination. Notwithstanding anything to the contrary in this Agreement, it is agreed that:

(i) For all Pre-Closing Tax Periods, the Recro Group will treat the historical advances (the “Ireland Loan”) provided by Recro to Baudax Ireland as indebtedness of Baudax Ireland for U.S. federal Income Tax purposes, and

(ii) The Recro Group will treat the cancellation of the Ireland Loan, effective on July 12, 2019, prior to the close of business, as giving rise to (a) a partial bad debt deduction to Recro under Section 166(a) of the Code equal to Recro’s unrecovered basis in the Ireland Loan and (b) a capital contribution from Recro to Baudax, equal to the fair market value of Baudax Ireland’s assets.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.2(a).

ARTICLE V

TAX PROCEEDINGS

Section 5.1. Notification of Tax Proceedings. Within ten (10) days after an Indemnifying Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which the Indemnifying Party is responsible pursuant to Article II, the Indemnifying Party shall notify the Indemnified Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure.

Section 5.2. Tax Proceeding Procedures Generally. Recro shall be entitled to contest, compromise, control and settle any Adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Recro Consolidated Return or Recro Unified Tax Return, provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which Baudax is responsible, Recro shall (a) defend such Tax Proceeding diligently and in good faith (b) keep Baudax informed in a timely manner of all actions proposed to be taken by Recro with respect to such Tax Proceeding, and (c) in good faith consider any input from Baudax with respect to such Tax Proceeding.

ARTICLE VI

COOPERATION

Section 6.1. General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either of the Parties or their respective Subsidiaries covered by this Agreement and in connection with any financial reporting matter relating to Taxes (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation:

(i) the provision of any Tax Returns, other than any Recro Consolidated Return or Recro Unified Tax Return that does not include Baudax , of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(iii) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents) (other than any Recro Consolidated Return), documents, books, records or other information in connection with the filing of any Tax Returns of either of the Parties or their Subsidiaries; and

(iv) the making of each Party’s employees, advisors, and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege. In the event that either Party determines that the Provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any Law or agreement or waive any privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(c) The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party pursuant to this Section 6.1 or any other provision of this Agreement, except as otherwise expressly provided in this Agreement, the requesting Party shall reimburse such other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

Section 6.2. Retention of Records. Recro and Baudax shall retain or cause to be retained all Tax Returns, schedules and work papers and all material records or other documents relating thereto in their possession, in each case that relate to a Pre-Closing Period until the later of the six-year anniversary of the filing of the relevant Tax Return or, upon the written request of the other Party, for a reasonable time thereafter (the “Retention Period”). Upon the expiration of the Retention Period, the foregoing information may be destroyed or disposed of by the Party retaining such documentation or other information unless the other Party otherwise requests in writing before the expiration of the Retention Period. In such case, the Party retaining such documentation or other information shall deliver such materials to the other Party or continue to retain such materials, in either case at the expense of such other Party.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Dispute Resolution. For purposes of Article II of this Agreement, the Parties shall appoint a nationally recognized public accounting firm reasonably acceptable to both of the Parties (the “Accounting Firm”) to resolve solely the identified disputes. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Recro and Baudax and their respective Representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination within the ranges submitted by the Parties. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Recro, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The total costs and expenses of the Accounting Firm will be allocated and borne between Recro and Baudax based upon that percentage or such fees and expenses equal to the percentage of the dollar value of the proposed determinations submitted to the Accounting Firm determined in favor of the other Party; provided, that if in light of the nature of the dispute the foregoing is not feasible, such costs and expenses shall be borne equally by the Parties. Any initial retainer required by the Accounting Firm shall be funded equally by the Parties (and, following the Accounting Firm’s determination, the Parties shall make appropriate payments between themselves as are necessary to give effect to the preceding sentence).

Section 7.2. Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 7.3. Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 7.4. Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties hereto (including without limitation any successor of Recro or Baudax succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 7.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 7.6. Entire Agreement. Except as otherwise expressly provided in this Agreement, the Separation Agreement, this Agreement and the other Ancillary Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 7.7. Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business, provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. This Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right of specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 7.9. Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 7.10. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and schedules of this Agreement, unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and

Exhibits hereto; (d) references to $ shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Recro and Baudax have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 7.12. Expenses. Except as otherwise provided in this Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement or the Separation Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 7.13. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the Commonwealth of Pennsylvania.

Section 7.14. Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally, (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending, or (c) on the date of facsimile or email transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others).

To Recro:

Recro Pharma, Inc.

1300 Gould Drive

Gainesville, GA 30504

Attn: Chief Financial Officer

Phone: 770-534-8239

Fax: 770 534-8247

To Baudax:

Baudax Bio, Inc.

490 Lapp Road

Malvern, PA 19355

Attn: Chief Financial Officer

Phone: 484-395-2440

Fax: 484-395-2471

Section 7.15. Coordination with Ancillary Agreements. Except as explicitly set forth in the Separation Agreement or any other Ancillary Agreement, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax Matters, including indemnification in respect of Tax Matters. The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax Matters.

Section 7.16. Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

RECRO PHARMA, INC.

By:	/s/ Gerri Henwood
Name:	Gerri Henwood
Title:	President and Chief Executive Officer

BAUDAX BIO, INC.

By:	/s/ Ryan Lake
Name:	Ryan Lake
Title:	Chief Financial Officer and Treasurer

[Signature page to Tax Matters Agreement]